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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 5, 1998, incorporated by reference in the Joint Proxy Statement/Prospectus of Premier Bancshares, Inc. that is made a part of the Registration Statement (Amendment No. 1 to Form S-4 No. 333-00000) of Premier Bancshares, Inc. for the registration of 8,212,733 shares of its common stock and 40,770 shares of its preferred stock, with respect to the consolidated financial statements of Premier Bancshares, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP


Atlanta, Georgia
April 29, 1998